Exhibit 10.2

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amended and Restated Employment Agreement (the “Agreement”) is made this 15th day of June, 2019 between Repligen Corporation, a Delaware corporation (the “Company”), and Anthony Hunt (the “Executive”) and shall become effective on June 15, 2019 (the “Effective Date”).

WHEREAS, the Company and the Executive are parties to an Amended and Restated Employment Agreement dated February 26, 2015 (the “Prior Agreement”).

WHEREAS, the Company and the Executive desire to replace the terms of the Prior Agreement by entering into this Agreement, provided that the noncompetition provisions contained in Section 7(d) of the Prior Agreement (Noncompetition and Nonsolicitation) are unaffected by this Agreement, are reproduced, unaltered in Section 7(d) herein, and remain in full effect.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Position and Duties. The Executive shall continue to serve as the President and Chief Executive Officer of the Company and shall have supervision and control over and responsibility for the day-to-day business and affairs of the Company and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors of the Company (the “Board”), provided that such duties are consistent with the Executive’s position or other positions that he may hold from time to time. The Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of his duties to the Company as provided in this Agreement.

2. Compensation and Related Matters.

(a) Base Salary. As of the Effective Date, the Executive’s annual base salary rate is $685,000. The Executive’s base salary shall be redetermined annually by the Compensation Committee. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b) Annual Bonus. The Executive shall be eligible to receive an annual performance bonus under the Company’s Executive Incentive Compensation Plan (or such other applicable plan or program adopted by the Company) (the “Bonus Plan”). The Executive’s annual bonus shall initially be targeted at 80% of the Base Salary. The actual bonus will be subject to the Board’s assessment of the Executive’s performance, as well as business conditions at the Company. The bonus also will be subject to approval by and adjustment at the discretion of the Board or Compensation Committee and the terms of the Bonus Plan. The annual performance bonus, if any, shall be paid between January 1 and March 15 of the calendar year following the applicable bonus year. The Board expects to review the Executive’s job performance on an annual basis and will discuss with the Executive the criteria which the Board will use to assess the Executive’s performance for bonus purposes. The Board or Compensation Committee also may make adjustments in the targeted amount of the Executive’s annual performance bonus.

(c) Incentive Equity Grants. The Executive shall be eligible to receive incentive equity awards under the Company’s executive incentive plans or programs (such plan or program, an “LTI Plan”). Any actual awards under an LTI Plan (“LTI Awards”) are discretionary and will be subject to the Board’s assessment of the Executive’s performance, as well as business conditions at the Company. Any LTI Awards will be subject to approval by and adjustment at the discretion of the Board or Compensation Committee and the terms of any applicable LTI Plan. As with the annual bonus, the Board expects to review the Executive’s job performance on an annual basis and will discuss with the Executive the criteria which the Board will use to assess the Executive’s performance for LTI Plan purposes. The Board or Compensation Committee also may make adjustments in the targeted amount of any LTI Awards.

(d) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him during the term of his employment and in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(e) Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans, which benefits include, but are not limited to, medical, dental and vision care coverage, short- and long-term disability and life insurance, and participation in the Company’s 401(k) plan.

(f) Vacations. The Executive shall be entitled paid time off (vacation/personal days) each year in accordance with the Company’s vacation policy as in effect from time to time.

3. Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” means: (i) conduct constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) non-performance of the Executive’s duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) or repeated violations of the Executive’s material responsibilities and material duties as determined in good faith by the Company and which has continued for more than 30 days following written notice which notice shall specify in reasonable detail the performance problems and the actions required to cure such performance problems; (iv) a breach by the Executive of any of the material provisions contained in any other written agreement by and between the Executive and the Company that, if curable, is not cured with 30 days after the Company notifies the Executive in writing that it believes the Executive has materially breached his obligations under this Agreement, which notice shall specify in reasonable detail such breach and the actions required to cure such breach; (v) a material violation of any of the Company’s written employment policies as applied to other employees in the Company which has continued for more than 30 days following written notice which notice shall specify in reasonable detail such violation and the actions required to cure such violation; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d) Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a diminution in the Executive’s base salary, except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company, (ii) a material diminution in the Executive’s authority, duties, or responsibilities, including Executive’s reporting directly to the Board, (iii) a material change in the geographic location where the Executive is required to perform services for the Company, from the Company’s offices at which he was principally employed except for required travel on the Company’s business to an extent substantially consistent with his or her present business travel obligations, and (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement. “Good Reason Process” shall mean that (A) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (B) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 90 days of the first occurrence of such condition; (C) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; and (D) notwithstanding such efforts, the Good Reason condition continues to exist. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred. If the Company does not cure the Good Reason condition during the Cure Period, then termination for Good Reason shall deemed to have occurred on the 31st day after the Company received notice from the Executive pursuant to clause (B).

(f) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 3(d), the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

4. Compensation Upon Termination.

(a) Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any Base Salary earned through the Date of Termination and unpaid expense reimbursements (subject to, and in accordance with, Section 2(d) of this Agreement) on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).

(b) Termination by the Company Without Cause or by the Executive with Good Reason. If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates his employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive his Accrued Benefit. In addition, subject to the Executive signing a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, a seven (7) business day revocation period, a reaffirmation of the Executive’s obligations under Section 7 of this Agreement, and confidentiality, return of property and non-disparagement provisions, in a form and manner satisfactory to the Company (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within the time period required by the Separation Agreement and Release but in no event later than 60 days after the Date of Termination:

(i) the Company shall pay the Executive an amount equal to the Executive’s annual Base Salary for one year (the “Severance Amount”). Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Section 7 of this Agreement, all payments of the Severance Amount shall immediately cease; and

(ii) effective as of the Accelerated Vesting Date (as defined below): (A) 50% of all unvested stock options and other unvested stock-based awards with time-based vesting held by the Executive (other than the one-time, special long-term equity award consisting of 147,623 restricted stock units and an option to purchase 285,563 shares of the Company’s Common Stock (the “Special Award”)) shall vest and become exercisable or nonforfeitable; and (B) a pro-rata portion of all Performance-Based Awards (as defined below) held by the Executive shall become exercisable or nonforfeitable at the end of the performance period based on actual performance through the end of the performance period (and such awards shall remain outstanding through the end of the applicable performance period). Pro-ration for purposes of this subsection (ii) shall be determined based on the number of full months elapsed in the vesting period or performance period, as applicable, through the Date of Termination relative to the total number of full months in the vesting period or performance period, as applicable. Notwithstanding anything to the contrary in the applicable plans and/or award agreements governing the equity awards described in this subsection (ii), any termination or forfeiture of unvested shares underlying the equity awards that could vest pursuant to this subsection (ii) and otherwise would have occurred on or prior to the Accelerated Vesting Date will be delayed until the Accelerated Vesting Date and will occur only to the extent such equity awards do not vest pursuant to this subsection (ii). Notwithstanding the foregoing, no additional vesting of such equity awards shall occur during the period between the Executive’s Date of Termination and the Accelerated Vesting Date. For the avoidance of doubt, the Special Award shall not be subject to the accelerated vesting provisions set forth in this Section 4(b)(ii); and

(iii) if the Executive is enrolled in the Company’s group health care programs immediately prior to the Date of Termination and properly elects to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay the COBRA premiums for the Executive and the Executive’s eligible dependents for the Severance Period (as defined below); provided, however, if the Company determines that it cannot pay such amounts without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to the Executive a taxable monthly payment in an amount equal to the COBRA premiums for the Executive and the Executive’s eligible dependents for the Severance Period. For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA; and

(iv) the amounts payable under this Section 4(b) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing within 60 days after the Date of Termination (such twelve-month period, the “Severance Period”); provided, however, that (A) if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination and (B) in the event a court of competent jurisdiction finds the Executive to be in breach of his obligations under Section 7(d) of this Agreement, then the amounts payable under this Section 4(b) shall cease immediately. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

5. Change in Control Payment. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within 24 months after the occurrence of the first event constituting a Change in Control. These provisions shall terminate and be of no further force or effect beginning 24 months after the occurrence of a Change in Control.

(a) Change in Control. In the event of a Change in Control, the Special Award shall accelerate and become fully exercisable or nonforfeitable as of immediately prior to the Change in Control. If within 24 months after a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates his employment for Good Reason as provided in Section 3(e), then, subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming irrevocable, all within the time period required by the Separation Agreement and Release but in no event later than 60 days after the Date of Termination,

(i) the Company shall pay the Executive a lump sum in cash in an amount equal to 2 times the sum of (A) the Executive’s current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) and (B) the Executive’s target annual performance bonus for the year in which the Date of Termination occurs; and

(ii) the Company shall pay the Executive an amount equal to a pro-rata portion of the Executive’s target bonus for the year in which the Date of Termination occurs, with such pro-ration determined based on the number of full months elapsed in the calendar year through the Date of Termination relative to the total number of full months in the calendar year of termination; and

(iii) notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, effective as of the Accelerated Vesting Date: (A) all stock options and other stock-based awards with time-based vesting (other than the Special Award) held by the Executive, and long-term incentive based compensation with respect to the Executive, in each case, shall immediately accelerate and become fully exercisable or nonforfeitable and (B) a pro-rata portion of all Performance-Based Awards (with performance deemed to be met at target levels) held by the Executive shall become exercisable or nonforfeitable, with the pro-ration determined based on the number of full months elapsed in the performance period through the Date of Termination relative to the total number of full months in the performance period; provided, however, that if the equity awards described in (A) or (B) (the “Equity Awards”) accelerate and become fully exercisable or nonforfeitable immediately prior to or upon a Change in Control and such equity awards terminate upon such Change in Control, such awards shall terminate upon, and not remain outstanding following, such Change in Control. Notwithstanding anything to the contrary in the applicable plans and/or award agreements governing the Equity Awards, any termination or forfeiture of unvested shares underlying the Equity Awards that could vest pursuant to this subsection (iii) and otherwise would have occurred on or prior to the Accelerated Vesting Date will be delayed until the Accelerated Vesting Date and will occur only to the extent the Equity Awards do not vest pursuant to this subsection (iii). Notwithstanding the foregoing, no additional vesting of the Equity Awards shall occur during the period between the Executive’s Date of Termination and the Accelerated Vesting Date;

(iv) If the Executive is enrolled in the Company’s health care programs immediately prior to the Date of Termination and properly elects to receive benefits under COBRA, the Company shall pay the COBRA premiums for the Executive and the Executive’s eligible dependents for 18 months (such amounts, the “CIC COBRA Payments”); provided, however, if the Company determines that it cannot pay the CIC COBRA Payments without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to the Executive a taxable monthly payment in an amount equal to the COBRA premiums for the Executive and the Executive’s eligible dependents for 18 months. For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA; and

(v) The amounts payable under this Section 5(a) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

(b) Additional Limitation.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(A) If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full benefits payable under this Agreement.

(B) If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(ii) For the purposes of this Section 5(b), “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.

(iii) The determination as to which of the alternative provisions of Section 5(b)(i) shall apply to the Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining which of the alternative provisions of Section 5(b)(i) shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c) Definitions. For purposes of this Section 5, the following terms shall have the following meanings:

(i) “Accelerated Vesting Date” means the later of (A) the Executive’s Date of Termination and (B) the effective date of the Executive’s Separation Agreement and Release.

(ii) “Change in Control” means any of the following:

(A) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(B) the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(C) the consummation of (x) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (y) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (A) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (A)

(iii) “Performance-Based Awards” means all then-outstanding stock options and other stock-based awards of the Company that are subject to performance-based vesting and for which achievement of the performance metrics has not been determined as of the Date of Termination.

6. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Confidential Information, Noncompetition and Cooperation.

(a) Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Company, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 7(b).

(b) Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company.

(c) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(d) Noncompetition and Nonsolicitation. The Executive and the Company acknowledge and agree that the noncompetition provisions of Section 7(d) of the Prior Agreement are unaffected by this Agreement, are reproduced, unaltered, is this Section 7(d), and remain in full effect, without the need for additional consideration therefor. During the Executive’s employment with the Company and for 12 months thereafter, regardless of the reason for the termination, the Executive will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined). During the Executive’s employment with the Company and for 24 months thereafter, regardless of the reason for the termination, the Executive: (i) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Company); and (ii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company. The Executive understands that the restrictions set forth in this Section 7(d) are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” shall mean a business conducted anywhere in the United States or Sweden that develops, manufactures or markets:

(i) Protein A affinity ligands and Protein A media;

(ii) carriers for affinity ligands;

(iii) growth factors for bioprocessing;

(iv) pre-packed chromatographic columns for purification of biologic drugs;

(v) cell retention devices, filtration systems, filters or other analytical devices or products that are primarily used in the production of biologic drugs;

(vi) test kits for Protein A; or

(vii) any other products or technologies, including bioprocess products or technologies, developed or acquired, or those that are in the formative stage of being developed or acquired, by Company during the time period it employed the Executive.

Notwithstanding the foregoing, the Executive may own up to two percent (2%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.

(e) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(f).

(g) Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 8 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

(h) Protected Disclosures. The Executive understands that nothing contained in this Agreement limits the Executive’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company. The Executive also understands that nothing in this Agreement limits the Executive’s ability to share compensation information concerning the Executive or others, except that this does not permit the Executive to disclose compensation information concerning others that the Executive obtains because the Executive’s job responsibilities require or allow access to such information.

(i) Defend Trade Secrets Act of 2016. The Executive understands that pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. All AAA-imposed costs of said arbitration, including the arbitrator’s fees, if any, shall be borne by the Company. All legal fees incurred by the parties in connection with such arbitration shall be borne by the party who incurs them, unless applicable statutory authority provides for the award of attorneys’ fees to the prevailing party and the arbitrator’s decision and award provides for the award of such fees. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.

9. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including without limitation the Prior Agreement (except for the noncompetition provisions of Section 7(d) of the Prior Agreement, which are reproduced in Section 7(d) herein and remain in full effect) but excluding the Confidentiality, Non-Solicitation, and Patent Agreement, dated as of May 5, 2014, by and between the Company and the Executive (except for Section 3 of such Confidentiality, Non-Solicitation, and Patent Agreement which is superseded by this Agreement) and the awards agreements governing the Special Award.

11. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

12. Indemnification. To the fullest extent permitted by law, the Company will indemnify the Executive against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, arising by reason of the Executive’s status as a current or former director, officer, employee and/or agent of the Company, any subsidiary or affiliate of the Company or any other entity to which the Company appoints the Executive to serve as a director or officer, except for actions outside the scope of his employment. The Company agrees to use reasonable best efforts to secure and maintain director and officer liability insurance that shall include coverage of the Executive. The Executive shall be entitled to benefit from any officer indemnification arrangements adopted by the Company, if any, to the same extent as other directors or senior executive officers of the Company (including the right to such coverage or benefit following the Executive’s employment to the extent liability continues to exist). However, the Executive agrees to repay any expenses paid or reimbursed by the Company for the Executive’s indemnification expenses if it is ultimately determined by a final non-appealable court decision that the Executive is not legally entitled to be indemnified by the Company.

13. Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

14. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

16. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

18. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

19. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

21. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

22. Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

REPLIGEN CORPORATION

/s/ Karen A. Dawes
By: Karen A. Dawes
Its: Chairperson of the Board

EXECUTIVE

/s/ Anthony Hunt
Anthony Hunt

Signature page to Second Amended and Restated Employment Agreement